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                                                                   EXHIBIT 10.43


                   AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL
                        MULTI-TENANT LEASE - MODIFIED NET

         THIS AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE - MODIFIED NET ("Amendment") dated as of October 24, 2000 is entered into by and between Fairview, LLC, a California limited liability company ("Landlord") and Alpha Microsystems, a California corporation ("Tenant").

                                    RECITALS

         A. WHEREAS, Landlord's predecessor in interest (Fairview Investors Ltd., a California limited partnership) and Tenant entered into that certain Standard Industrial/Commercial Multi-Tenant Lease - Modified Net, dated as of October 28, 1994, which was amended by the Rent Adjustment(s) Addendum to Standard Lease and Option(s) to extend Addendum to Standard Lease (together, the "Lease"). The Lease relates to the premises consisting of approximately 66,200 square feet of the southerly and easterly portion of an approximately 116,393 square foot building located at 2700 Fairview Avenue, Santa Ana, California 91301 ("Premises").

         B. WHEREAS, Landlord is the successor in interest of Fairview Investors Ltd., a California limited partnership and Landlord was assigned and assumed the obligations of the Landlord under the Lease.

         C. WHEREAS, Landlord and Tenant desire to amend the Lease according to the terms and conditions set forth herein.

                                    AGREEMENT

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

         1. Lease Term. The original Term of the Lease expires on December 31, 2000. The parties agree that the term of the Lease as defined in paragraph 1.3 of the Lease shall be amended and extended for a period of one (1) month to January 31, 2001 ("Extended Term").

         2. Premises. The original square footage of the Premises is approximately 66,200. The parties agree that the square footage of the Premises as defined in paragraph 1.2(a) of the Lease shall be reduced on November 1, 2000 by 10,473 square feet, resulting in a Premises of approximately 55,727 total square feet.

         3. Base Rent. The monthly base rent payable at the time of this Amendment is $28,466.00 pursuant to paragraph A.III. of the Rent Adjustment(s) Addendum to Standard Lease. The parties agree that the monthly base rent as defined in paragraph A.III. of the Rent Adjustment(s) Addendum to Standard Lease shall be amended to state that the monthly base rent for the period November 1, 2000 through January 31, 2001 shall be $23,963.00.

         4. Tenant Shall Vacate at End of Term. Tenant acknowledges that Landlord has secured a succeeding tenant to take possession of the Premises on February 1, 2001. Tenant further acknowledges that should it fail to vacate the Premises at the end of its term on January 31, 2001, Landlord will suffer severe damages, including the possible loss of the succeeding tenant and the rental income to be paid by that succeeding tenant. Accordingly, Tenant shall not be entitled to remain in possession of the Premises after the Expiration Date of January 31, 2001. Any such continuance in possession shall constitute an unlawful detention of the Premises; and the parties agree that the reasonable rental value for purposes of the unlawful detainer action shall be $2,500.00 per calendar day. Additionally, Tenant shall indemnify, defend and hold Landlord harmless from any and all damages, claims, losses or liability which result from Landlord's inability to timely deliver possession of the Premises to any succeeding tenant due to a breach of the Lease or this Amendment by Tenant.


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         Landlord and Tenant acknowledge that they have been given the opportunity to have their respective attorneys review the terms of this Amendment. They further acknowledge that they have carefully read and reviewed the terms of this Amendment, and by the execution of this Amendment, show their respective informed and voluntary consent thereto. Landlord and Tenant agree that at the time this Amendment is executed, that the terms of this Amendment are commercially reasonable and that they effectuate the intent and purpose of Landlord and Tenant with respect to the Premises.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:                                  TENANT:

Fairview, LLC                              Alpha Microsystems,
a California limited liability company     a California corporation


By: /s/ L.H. French                        By: /s/ Douglas J. Tullio
    ----------------------------------         ---------------------------------
    Title: Manager                             Title: CEO




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